Exhibit 10.1

FIRST AMENDMENT TO DISTRIBUTOR AGREEMENT

THIS FIRST AMENDMENT TO DISTRIBUTOR AGREEMENT (the “First Amendment”) is made effective as of the Effective Date as defined herein between ALLIQUA BIOMEDICAL, INC., a Delaware corporation “Alliqua”), and BSN MEDICAL, INC., a Delaware corporation (“BSN”).

BACKGROUND:

A.	Alliqua and Sorbion GmbH & Co KG (“Sorbion”) have entered into that certain Distributor Agreement in September, 2013 (the “Original Agreement”) pursuant to which Alliqua will sell certain products in the Territory (as defined therein).

B.	Sorbion assigned its rights and obligations under the Original Agreement to its affiliate BSN pursuant to an Assignment of Distributor Agreement dated June 16, 2015.

C.	The parties wish to amend the Original Agreement to provide for pricing, invoicing and payment in U.S. Dollars (“USD”) instead of Euros and to make related conforming changes in the Original Agreement.

D.	All capitalized terms which are not defined herein have the meanings given to such terms in the Original Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.	Pricing. The prices set forth on Exhibit D of the Original Agreement, as such prices may have been amended or replaced pursuant to the terms of the Original Agreement, shall be converted from Euros to USD in accordance with the closing Exchange Rate (as defined below) on the Effective Date. BSN will deliver a revised price schedule to Alliqua promptly after the Effective Date. All subsequent price lists, invoicing, and payments shall be determined and communicated pursuant to Section 2(6) of the Original Agreement, and the price list provided for therein shall be in USD.

2.	Minimum Annual Purchase Amount. The Minimum Annual Purchase Amount for calendar year 2015 as set forth on Exhibit E of the Original Agreement shall be converted from Euros to USD in accordance with the Exchange Rate on the Effective Date, rounded to the nearest $1,000 (one thousand dollars). For calendar years 2016 and 2017, the Minimum Annual Purchase Amount for such year set forth on Exhibit E of the Original Agreement shall be converted from Euros to USD in accordance with the Exchange Rate in effect on the last day of the preceding year (i.e., December 31, 2015 and December 31, 2016, respectively), rounded to the nearest $1,000 (one thousand dollars); provided, however, that the Exchange Rate on such day shall not be more than five percent (5%) greater or five percent (5%) less than the Exchange Rate used for the most recent previous determination date for the Minimum Annual Purchase Amount pursuant to this First Amendment. If such Exchange Rate is more than five percent (5%) greater or five percent (5%) less than the Exchange Rate used for the most recent previous determination date for the Minimum Annual Purchase Amount pursuant to this First Amendment, it shall be rounded up or rounded down (as appropriate) so that it is no more than five percent (5%) greater or five percent (5%) less. All future Minimum Annual Purchase Amounts set in accordance with Section 10(2) of the Original Agreement shall be in USD. For the avoidance of doubt, the parties acknowledge and agree that parties are in discussions to amend and restate the Original Agreement, and accordingly, among other terms, the Minimum Annual Purchase Amount for the calendar years 2016 and 2017 may also be revised in connection with such amendment and restatement.

3.	Shipping Costs. Section 2(6) of the Original Agreement is amended by replacing the term “50,000 €” (fifty thousand euros) wherever it appears with the amount determined by converting 50,000 (fifty thousand) Euros to USD at the Exchange Rate on the Effective Date, rounded to the nearest $1,000 (one thousand dollars).

4.	Order Rebate. Exhibit D of the Original Agreement is amended by replacing the term “50,000 €” (fifty thousand euros)where it appears as to the order rebate with the amount determined by converting 50,000 (fifty thousand) Euros to USD at the Exchange Rate on the Effective Date, rounded to the nearest $1,000 (one thousand dollars), and the term “30,000€” (thirty thousand euros) where it appears as to the order rebate with the amount determined by converting 30,000 Euros (thirty thousand euros) to USD at the Exchange Rate on the Effective Date, rounded to the nearest $1,000 (one thousand dollars).

5.	Definitions: For purposes of this First Amendment:

(a)	The “Exchange Rate” for any day is the closing spot rate quoted by Reuters for such day (or the next succeeding business day if no rate is quoted for such day). If Euro-USD spot rates are no longer quoted by Reuters or become unavailable for any reason, the parties shall choose a recognized comparable quoted Euro-USD spot exchange rate.

(b)	The “Effective Date” is July 31, 2015.

6.	Original Agreement; Further Assurances. Except as specifically amended by this Amendment, the Original Agreement remains in full force and effect. Section 11 (Confidentiality) and Section 12 (Miscellaneous) of the Original Agreement, as may have been amended in accordance with the Original Agreement, shall apply mutatis mutandis to this First Amendment. The parties shall execute such further documents and do any such further things as may be necessary to implement and carry out the intent of this First Amendment.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Distributor Agreement as of the Effective Date set forth above.

ALLIQUA BIOMEDICAL, INC.

By:	/s/ Brian M. Posner
Name:	Brian M. Posner
Title:	Chief Financial Officer

BSN MEDICAL, INC.

By:	/s/ Joseph Carpinelli
Name:	Joseph Carpinelli
Title:	VP of Finance – North America